Exhibit 3.1

CERTLFICATE OF THE DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF THE
SERIES H JUNIOR PREFERRED STOCK
(par value $.001 per share)

of

iPARTY CORP.
a Delaware Corporation

____________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of iParty Corp., a Delaware corporation (the "Company"), at a meeting held on October 7, 2011:

RESOLVED, that one series of the class of authorized preferred stock, $.001 par value, per share of the. Company is hereby created and that the designations, powers, preferences and relative, participating, optional or other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, are hereby fixed as follows (this instrument hereinafter referred to as the "Designation"):

Section 1.  Designation and Amount.  The shares of such series shall be designated as "Series H Junior Preferred Stock" and the number of shares constituting such series initially shall be 600,000. Notwithstanding the foregoing, however, if more than a total of 600,000 shares of Series H Junior Preferred Stock shall be issuable upon the exercise of Series H Junior Rights (the "Series H Junior Rights") issued pursuant to the Rights Agreement, dated as of October 7, 2011, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (as such agreement may be amended from time to time, the "Rights Agreement"), the Board of Directors of the Company shall direct by resolution or resolutions that the total number of shares of Series H Junior Preferred Stock authorized to be issued be increased (to the extent that the Certificate of Incorporation, as amended, then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Series H Junior Rights.

Section 2. Dividends and Distributions.

(a)  Subject to the provisions for adjustment hereinafter set forth, the holders of outstanding shares of Series H Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, ratably with the holders of Common Stock or other junior securities of the Company, cash dividends in an amount per share (rounded to the nearest cent) equal to one hundred (100) times the aggregate per share amount of all cash dividends declared or paid on the Company's Common Stock, par value $0.001 per share (the "Common Stock").  In the event the Company shall, at any time after the issuance of any share or fraction of a share of Series H Junior Preferred Stock, make any distribution on the shares of Common Stock of the Company, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Company or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of shares of Common Stock or other capital stock of the Company or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value (as hereinafter defined) of such share) then, and in each such event, the Company shall simultaneously pay on each then outstanding share of Series H Junior Preferred Stock of the Company a distribution, in like kind, of one hundred (100) times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series H Junior Preferred Stock to which holders thereof are entitled pursuant to the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "Dividends" and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Dividends, which shall be one hundred (100) initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.” In the event the Company shall at any time declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Dividends which holders of shares of Series H Junior Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  The Company shall declare each Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Dividend is required to be paid.  No cash or non-cash dividend or distribution on the Common Stock in respect of which a Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series H Junior Preferred Stock.

Section 3.  Votng Rights.  The holders of shares of Series H Junior Preferred Stock shall have the following voting rights:

(a)  Subject to the provisions for adjustment hereinafter set forth, each share of Series H Junior Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the holders of the Common Stock. The number of votes which a holder of Series H Junior Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple." In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series H Junior Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein, in the Company's Restated Certificate of Incorporation or Bylaws, in each case as the same may be amended, the holders of shares of Series H Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)  Except as otherwise required by the Company's Restated Certificate of Incorporation or Bylaws or set forth herein, in each case as the same may be amended, holders of Series H Junior Preferred Stock shall have no other special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

Section 4.  Certain Restrictions.

(a)  Whenever Dividends on the Series H Junior Preferred Stock are in arrears or the Company shall be in default of payment thereof, thereafter and until all accrued and unpaid Dividends, whether or not declared, on shares of Series H Junior Preferred Stock outstanding shall have been paid or set irrevocably aside for payment in full, and in addition to any and all other rights which any holder of shares of Series H Junior Preferred Stock may have in such circumstances, the Company shall not:

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Junior Preferred Stock;

(ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series H Junior Preferred Stock, unless dividends are paid ratably on the Series H Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

(iii)  except as permitted by subparagraph (iv) of this paragraph (a) of this Section 4, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series H Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series H Junior Preferred Stock; or

(iv)  redeem or purchase or otherwise acquire for consideration any shares of Series H Junior Preferred Stock, or any shares of stock ranking on a parity with the Series H Junior Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) Whenever any shares of Series H Junior Preferred Stock are outstanding, the Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A "Subsidiary" of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors of such corporation or other entity or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(c)  The Company shall not issue any shares of Series H Junior Preferred Stock except upon exercise of Rights issued pursuant to the Rights Agreement, a copy of which is on file with the Secretary of the Company at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Series H Junior Preferred Stock.

Section 5.  Reacquired Shares.  Any shares of Series H Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Junior Preferred Stock unless the holders of shares of Series H Junior Preferred Stock shall have received for each share of Series H Junior Preferred Stock, subject to adjustment as hereinafter provided, (A) Two dollars (US$2.00) per one one-hundredth (1/100) of a share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or, (B) if greater than the amount specified in clause (i)(A) of this sentence, an amount equal to one hundred (100) times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series H Junior Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series H Junior Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series H Junior Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up.  The amount to which holders of Series H Junior Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Company applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Liquidation Multiple." In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, in each such case, the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series H Junior Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Certain Reclassifications and Other Events.

(a)  In the event that holders of shares of Common Stock of the Company receive, in respect of their shares of Common Stock, any share of capital stock of the Company (other than any share of Common Stock of the Company), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a "Transaction"), then, and in each such event, the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series H Junior Preferred Stock shall be adjusted so that after such event the holders of Series H Junior Preferred Stock shall be entitled, in respect of each share of Series H Junior Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(b)  In the event that holders of shares of Common Stock of the Company receive, in respect of their shares of Common Stock, any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the shares of Series H Junior Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(c)  In the event that holders of shares of Common Stock of the Company receive, in respect of their shares of Common Stock, any right or warrant to purchase capital stock of the Company (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Company (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Company of the shares of Series H Junior Preferred Stock shall each be adjusted so that after such event each holder of a share of Series H Junior Preferred Stock shall be entitled, in respect of each share of Series H Junior Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined), and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction, and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "Discount Fraction" shall be a fraction the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the Company as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

(d)  For purposes of this Certificate of Designations, the "Fair Market Value" of a share of capital stock of the Company (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within thirty (30) Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Company to take into account ex-dividend or post-effective date trading.  The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the NYSE Amex), or, if the shares are not listed or admitted to trading on the NYSE Amex, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotations System or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Company is open. If the shares are not publicly held or not so listed or traded on any day within the period of thirty (30) Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, "Fair Market Value" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Company.  In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Company.

Section 8.  Consolidation. Merger. etc.  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series H Junior Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

Section 9.  Effective Time of Adjustments.

(a)  Adjustments to the Series H Junior Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(b)  The Company shall give prompt written notice to each holder of a share of Series H Junior Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Company of such shares required by the provisions hereof.  Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

Section 10.  No Redemption.  The shares of Series H Junior Preferred Stock shall not be redeemable at the option of the Company or any holder thereof.  Notwithstanding the foregoing sentence of this Section, the Company may acquire shares of Series H Junior Preferred Stock in any other manner permitted by law, and the provisions hereof and the Restated Certificate of Incorporation of the Company, in each case as the same may be amended.

Section 11.  Ranking.  Unless otherwise provided in a Certificate of Designations relating to a subsequent series of preferred stock of the Company, the Series H Junior Preferred Stock shall rank junior to all other series of the Company's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.

Section 12.         Amendment.  The provisions hereof and the Restated Certificate of Incorporation, as amended, of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series H Junior Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding shares of Series H Junior Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations and do affirm the foregoing as true under the penalties of perjury this 7th day of October, 2011.

		By:	/s/ Sal Perisano
Sal Perisano
Chief Executive Officer
ATTEST:

By:	/s/ David Robertson
David Robertson
Secretary

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